Exhibit 99.1

For Information Contact:    Jeffrey A. Stopko

    November 9, 2011

Executive Vice President & Chief Financial Officer

(814)-533-5310

AMERISERV FINANCIAL ANNOUNCES A COMMON STOCK REPURCHASE PROGRAM

JOHNSTOWN, PA – AmeriServ Financial, Inc. (NASDAQ: ASRV) announced that its Board of Directors approved a stock repurchase program which calls for AmeriServ Financial, Inc. to buyback up to 5% or approximately 1,060,000 shares of its outstanding common stock.  The shares may be purchased in open market, negotiated, or block transactions.  This common stock repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.  As of September 30, 2011, the Company had approximately 21.2 million shares of its common stock outstanding.

 Glenn L. Wilson, President and Chief Executive Officer, commented on the common stock repurchase program, “The announcement of this stock repurchase program reflects our belief that the current ASRV stock price does not reflect the meaningful financial improvements that our company has achieved in 2011 which are evidenced by our enhanced earnings, high quality balance sheet and significant asset quality improvements.  Accordingly, we believe that the return of a portion of our strong capital to our shareholders through a common stock buyback program is an appropriate capital management strategy at this time.”

ASRV had total assets of $973 million and shareholders’ equity of $114 million or a book value of $4.39 per share at September 30, 2011.  The Company’s continued to maintain strong capital ratios that considerably exceed the regulatory defined well capitalized status with a risk based capital ratio of 17.31%, an asset leverage ratio of 11.70% and a tangible common equity to tangible assets ratio of 8.38% at September 30, 2011.